As filed with the Securities and Exchange Commission on October 10, 2006

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 10, 2006


                      METROMEDIA INTERNATIONAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                        1-5706                 58-0971455
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(State or other jurisdiction      (Commission File Number)      (IRS Employer
       of incorporation)                                     Identification No.)

      8000 Tower Point Drive, Charlotte, NC                        28227
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     (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (704) 321-7380
                                                           ----------------

          (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.    Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers

     (d) On October 10, 2006, Metromedia International Group, Inc. (the "Company") announced that the Board of Directors of the Company has temporarily expanded the size of the Board and appointed William F. Harley III to the Board as an independent Class I Director with a term expiring at the upcoming annual meeting of stockholders scheduled for December 15, 2006.

     Mr. Harley has been included in a slate of five individuals nominated by Esopus Creek Capital, a stockholder of the Company, to stand for election to the Company's Board at the upcoming annual stockholders meeting scheduled for December 15, 2006. As a gesture of good faith and transparency on the part of the Company, the Board has agreed to temporarily expand the size of the Board to ten members and place Mr. Harley (one of the Esopus Creek nominees) on the Board immediately. Other than a non-binding verbal understanding with Esopus Creek referenced herein, there is no arrangement or understanding between Mr. Harley and any other person pursuant to which Mr. Harley was selected as a director of the Company. There are no transactions in which Mr. Harley has an interest requiring disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)).

     Mr. Harley, age 43, is Co-Portfolio Manger and Chief Investment Officer of Mellon HBV Alternative Strategies LLC ("Mellon HBV"), an investment advisor and beneficial owner of 7,907,610 shares of Company common stock, and is principally responsible for the investment decisions for Mellon HBV. Mr. Harley graduated with a Masters in public and private management from Yale University's School of Management in 1990 and with a Bachelor of Science degree in chemical engineering and a Bachelor of Arts degree in economics from Yale in 1986.

     In connection with the election of Mr. Harley to the Board of Directors of the Company, the Board of Directors has temporarily increased and fixed the number of directors of the Company at ten pursuant to the terms of the Company's restated by-laws, two of whom are representatives of the preferred stockholders of the Company elected to the Board in June 2004 pursuant to an agreement with certain holders of the Company's 7.25% cumulative convertible preferred stock to address the right of holders of the Company's preferred stock to place two members on the Board of Directors in certain circumstances. At the upcoming annual meeting of stockholders of the Company scheduled for December 15, 2006 for the election of directors, the Board of Directors will be reduced to nine members, all of whom will be up for election, and the holders of the Company's preferred stock will have the right to vote separately as a class for the election of two of the nine director positions.

     As of the date of this Current Report on Form 8-K, Mr. Harley does not directly own any shares of the Company's common stock, par value $0.01 per share, but may be deemed to beneficially own the 7,907,610 shares of Company common stock beneficially owned by Mellon HBV as a result of being Co-Portfolio Manager and Chief Investment Officer of Mellon HBV. Mr. Harley is not the record holder of any shares of Company capital stock.


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     As a member of the Board of Directors of the Company, Mr. Harley will receive a $2,000 monthly retainer and a separate attendance fee of $1,200 for each meeting of the Board of Directors in which he participates in person, an attendance fee of $500 for each meeting of a committee of Board of Directors in which he participates in person and an attendance fee of $500 for each meeting of the Board of Directors or a committee of Board of Directors in which he participates by conference call.

     The press release announcing this matter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.


Item 8.01.     Other Events

     On October 10, 2006, the Company's Board of Directors delivered a letter to Mr. Dale B. Chappell, Managing Member of Black Horse Capital. The letter was in response to a letter the Board of Directors of the Company received from Black Horse Capital on October 1, 2006, a copy of which was filed by Black Horse Capital as an exhibit to Form Schedule 13D/A on October 3, 2006. A copy of the letter sent by the Board of Directors of the Company to Black Horse Capital on October 10, 2006 is attached hereto as Exhibit 99.2.


Item 9.01.     Financial Statements and Exhibits

     (d)  Exhibits

   99.1 Press release of Metromedia International Group, Inc. dated October 10, 2006.

   99.2 Letter dated October 10, 2006, sent by the Metromedia International Group, Inc. Board of Directors to Dale B. Chappell, Managing Member of Black Horse Capital.



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                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            METROMEDIA INTERNATIONAL GROUP, INC.


                            By:  /S/ HAROLD F. PYLE, III
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                                  Name:  Harold F. Pyle, III
                                  Title: Executive Vice President Finance, Chief
                                         Financial Officer and Treasurer

Date: October 10, 2006
Charlotte, NC